Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
First Quarter 2025 Results

■Net sales in the first quarter of 2025, which had two fewer selling days compared to the first quarter of 2024, decreased 1%(a).

■Gross profit in the first quarter of 2025 was $627 million, a decrease of 2% versus the first quarter of 2024. Gross margin in the first quarter of 2025 decreased by 50 basis points to 39.7%.

■Income from operations for the first quarter of 2025 was $190 million, a decrease of $26 million, or 12%, versus the first quarter of 2024.

Key Results

	First Quarter
(in millions)	2025	2024	Change
Volume(1)	76.7	82.1	(6.6)%
Net sales	$1,580.0	$1,591.6	(0.7)%
Gross profit	$627.1	$640.6	(2.1)%
Gross margin	39.7%	40.2%
Income from operations	$189.8	$215.4	(11.9)%
Operating margin	12.0%	13.5%

Beverage Sales	First Quarter
(in millions)	2025	2024	Change
Sparkling bottle/can	$933.8	$952.0	(1.9)%
Still bottle/can	$509.2	$511.6	(0.5)%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery (“DSD”).

First Quarter 2025 Review

CHARLOTTE, April 30, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the first quarter ended March 28, 2025.

“While our first quarter profit was below prior year, there were a number of positives to take away from our overall performance,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We successfully executed against our 2025 commercial plan and generated strong operating cash flow to start the year. We are optimistic our results will improve over the balance of the year as our 17,000 teammates work tirelessly each day to serve our customers, consumers and communities.”

Volume was down 6.6% in the first quarter of 2025. The first quarter of 2025 had two fewer selling days as compared to the first quarter of 2024, which accounted for approximately 2.1% of the volume decline in the quarter. Adjusting(b) for the two additional selling days in the first quarter of 2024, our Sparkling and Still category volume declined 3.0% and 9.0%, respectively. Volume in the first quarter of 2025 was also lower as compared to the prior year due to the timing of the Easter holiday. In the second quarter of 2024, we shifted the distribution of casepack Dasani water sold in Walmart stores to a non-DSD method of distribution. As a result, these cases are not included in our reported case sales volume for the first quarter of 2025. The impact of this distribution change reduced our reported case sales volume by 1.3% during the first quarter of 2025.

Net sales decreased 0.7% to $1.6 billion in the first quarter of 2025. Net sales in the first quarter of 2025 was negatively impacted by two fewer selling days as compared to the first quarter of 2024, which accounted for approximately $40 million of net sales, or 2.5% of net sales change in the quarter. The calendar impacts of two fewer selling days and a shift of the Easter holiday were partially offset by our annual 2025 pricing actions that took effect during the quarter.

Sparkling and Still net sales declined 1.9% and 0.5%, respectively, compared to the first quarter of 2024. The decline in Sparkling category sales during the quarter was partially driven by softness in the Coca-Cola Original Taste brand. Sales of most remaining core products within the Sparkling category, including zero-sugar and other flavor offerings, demonstrated solid growth compared to the prior year. Excluding Dasani, net sales within our Still category increased by 1.8%, led primarily by growth within our sports drinks, protein and enhanced water products.

Gross profit in the first quarter of 2025 was $627.1 million, a decrease of $13.5 million, or 2.1%, while gross margin decreased 50 basis points to 39.7%. During the first quarter of 2025, our product mix shifted slightly towards Still beverages, which typically carry lower gross margins. Additionally, the timing of annual price increases in the first quarter of 2025 also contributed to the gross margin compression.

“Consumers are increasingly selective with their spending, but they continue to respond well to our brand and package offerings,” said Dave Katz, President and Chief Operating Officer. “The first quarter calendar changes negatively impacted our reported sales growth, but we are pleased with the performance of the majority of our Sparkling and Still brands. We are optimistic that sales of Coca-Cola Original Taste, which slowed in the first quarter, will rebound as we move into the summer selling season. In addition, we are pleased with the momentum of our Still brands, including Topo Chico mineral water, which we began distributing in the first quarter.”

Selling, delivery and administrative (“SD&A”) expenses in the first quarter of 2025 increased $12.1 million, or 2.9%. SD&A expenses as a percentage of net sales in the first quarter of 2025 increased 100 basis points to 27.7% as compared to the first quarter of 2024. The increase in SD&A expenses was primarily driven by an increase in labor costs related to annual wage adjustments and inflationary pressures across expense categories during the first quarter of 2025. SD&A expense growth was partially offset by the impact of the two fewer selling days.

Income from operations in the first quarter of 2025 was $189.8 million, compared to $215.4 million in the first quarter of 2024, a decrease of 11.9%. The two fewer selling days in the first quarter of 2025 accounted for approximately $10 million of the decline in income from operations. The timing of the Easter holiday also contributed to the decline in income from operations. Operating margin for the first quarter of 2025 was 12.0% as compared to 13.5% for the first quarter of 2024, a decrease of 150 basis points.

Net income in the first quarter of 2025 was $103.6 million, compared to $165.7 million in the first quarter of 2024, a decline of $62.1 million. On an adjusted(b) basis, net income in the first quarter of 2025 was $136.3 million, compared to $162.5 million in the first quarter of 2024, a decrease of $26.2 million. Net income for the first quarter of 2025 was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven primarily by a decrease in the discount rate used to compute the fair value of the liability.

Cash flows from operations for the first quarter of 2025 were $198.2 million, compared to $194.3 million for the first quarter of 2024. In the first quarter of 2025, we invested approximately $98 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2025, we expect capital expenditures to be approximately $300 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the first quarter ended March 28, 2025 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 123 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability and product safety; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	First Quarter
(in thousands, except per share data)	2025	2024
Net sales	$1,579,977	$1,591,626
Cost of sales	952,873	951,067
Gross profit	627,104	640,559
Selling, delivery and administrative expenses	437,284	425,153
Income from operations	189,820	215,406
Interest expense (income), net	6,874	(2,716)
Other expense (income), net	43,473	(4,713)
Income before taxes	139,473	222,835
Income tax expense	35,862	57,094
Net income	$103,611	$165,741

Basic net income per share:
Common Stock	$11.88	$17.68
Weighted average number of Common Stock shares outstanding	7,713	8,369

Class B Common Stock	$11.88	$17.68
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005

Diluted net income per share:
Common Stock	$11.87	$17.66
Weighted average number of Common Stock shares outstanding – assuming dilution	8,726	9,387

Class B Common Stock	$11.86	$17.46
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,013	1,018

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 28, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$1,151,805	$1,135,824
Short-term investments	340,050	301,210
Trade accounts receivable, net	543,176	552,979
Other accounts receivable	141,972	130,563
Inventories	340,214	330,395
Prepaid expenses and other current assets	96,217	96,331
Total current assets	2,613,434	2,547,302
Property, plant and equipment, net	1,537,547	1,505,267
Right-of-use assets - operating leases	107,099	112,351
Leased property under financing leases, net	2,727	3,138
Other assets	185,526	181,048
Goodwill	165,903	165,903
Other identifiable intangible assets, net	791,502	798,130
Total assets	$5,403,738	$5,313,139

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of debt	$349,781	$349,699
Current portion of obligations under operating leases	23,199	23,257
Current portion of obligations under financing leases	2,660	2,685
Accounts payable and accrued expenses	914,551	937,528
Total current liabilities	1,290,191	1,313,169
Deferred income taxes	168,215	132,941
Pension and postretirement benefit obligations and other liabilities	919,509	918,061
Noncurrent portion of obligations under operating leases	87,520	92,362
Noncurrent portion of obligations under financing leases	1,721	2,346
Long-term debt	1,437,168	1,436,649
Total liabilities	3,904,324	3,895,528

Equity:
Stockholders’ equity	1,499,414	1,417,611
Total liabilities and equity	$5,403,738	$5,313,139

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$103,611	$165,741
Depreciation expense, amortization of intangible assets and deferred proceeds, net	53,373	46,751
Fair value adjustment of acquisition related contingent consideration	42,728	(5,541)
Deferred income taxes	35,278	56,616
Change in current assets and current liabilities	(19,676)	(44,257)
Change in noncurrent assets and noncurrent liabilities	(19,347)	(25,958)
Other	2,204	921
Net cash provided by operating activities	$198,171	$194,273

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(97,866)	$(77,040)
Purchases and disposals of short-term investments	(37,402)	(182,690)
Other	(4,427)	(3,532)
Net cash used in investing activities	$(139,695)	$(263,262)

Cash Flows from Financing Activities:
Cash dividends paid	$(21,794)	$(154,666)
Payments of acquisition related contingent consideration	(19,819)	(9,700)
Other	(882)	(654)
Net cash used in financing activities	$(42,495)	$(165,020)

Net increase (decrease) in cash during period	$15,981	$(234,009)
Cash at beginning of period	1,135,824	635,269
Cash at end of period	$1,151,805	$401,260

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

Results for the first quarter of 2024 include two additional selling days compared to the first quarter of 2025. For comparison purposes, the estimated impact of the additional selling days in the first quarter of 2024 has been excluded from our comparable(b) volume results.

	First Quarter
(in millions)	2025	2024	Change
Volume	76.7	82.1	(6.6)%
Volume related to extra days in fiscal period	—	(1.7)
Comparable volume	76.7	80.4	(4.5)%

	First Quarter 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$627,104	$437,284	$189,820	$139,473	$103,611	$11.88
Fair value adjustment of acquisition related contingent consideration	—	—	—	42,728	32,174	3.69
Fair value adjustments for commodity derivative instruments	799	165	634	634	477	0.05
Total reconciling items	799	165	634	43,362	32,651	3.74
Adjusted results (non-GAAP)	$627,903	$437,449	$190,454	$182,835	$136,262	$15.62

Adjusted % Change vs. First Quarter 2024	(2.2)%	2.9%	(12.1)%

	First Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$640,559	$425,153	$215,406	$222,835	$165,741	$17.68
Fair value adjustment of acquisition related contingent consideration	—	—	—	(5,541)	(4,172)	(0.45)
Fair value adjustments for commodity derivative instruments	1,156	(43)	1,199	1,199	903	0.10
Total reconciling items	1,156	(43)	1,199	(4,342)	(3,269)	(0.35)
Adjusted results (non-GAAP)	$641,715	$425,110	$216,605	$218,493	$162,472	$17.33

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.